Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. DECLARES DISTRIBUTION,

ANNOUNCES CHANGE IN YEAR END TO DECEMBER 31, 2005 AND

COMMON UNIT REPURCHASE PROGRAM

Thursday, January 19, 2006	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE:TLP) announced today that it has declared a distribution of $0.40 per unit payable on February 8, 2006 to the unitholders of record on January 31, 2006.  This distribution is the minimum quarterly distribution for the period from October 1, 2005 through December 31, 2005.

TransMontaigne Partners L.P. also announced that it adopted a December 31 year end for financial and tax reporting purposes, effective December 31, 2005.  As a result, TransMontaigne Partners L.P. expects to file an Annual Report of Form 10-K in early March 2006 with the Securities and Exchange Commission for the period July 1, 2005 through December 31, 2005.

TransMontaigne Partners L.P. also announced that it has authorized a program for the repurchase, from time to time, of outstanding common units of the Partnership for purposes of making subsequent grants of restricted units under the Partnership’s Long-Term Incentive Plan to key employees and non-employee directors of its general partner.  The Partnership anticipates repurchasing annually up to approximately $1.2 million of aggregate market value of its outstanding common units for this purpose.  To implement the program, an affiliate of TransMontaigne Partners L.P. will enter into a purchase plan pursuant to Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934 (the “10b5-1 Plan”).  Purchases will be effected by a broker and will be based upon the guidelines and parameters of the 10b5-1 Plan.  There is no guarantee as to the exact number of common units that will be repurchased under the 10b5-1 Plan, and the purchases may be discontinued at any time.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas.  We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil.  Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com